UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2017

ILG, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34062	26-2590997
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6262 Sunset Drive, Miami, FL	33143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:            (305) 666-1861

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with ILG’s ongoing efforts to harmonize compensation practices within the ILG group of companies following ILG’s May 2016 acquisition of Vistana Signature Experiences, Inc., the ILG Compensation and Human Resources Committee (the “Committee”) of ILG’s Board of Directors has approved, and on March 24, 2017 ILG entered into, the amendment and restatement of the employment agreements (each, an “Amended Agreement”) with ILG’s named executive officers including, Craig M. Nash, Chairman, President and Chief Executive Officer; Jeanette E. Marbert, Executive Vice President and Chief Operating Officer; William L Harvey, Executive Vice President and Chief Financial Officer; Sergio D. Rivera, Executive Vice President and President and Chief Executive Officer Vacation Ownership segment; and Stephen G. Williams, Chief Operating Officer of Vistana (each, an “Executive”). The Committee made their determination based on a review of best practices and a market analysis.

Among other modifications, the Amended Agreements provide that all equity awards granted to the Executives will be subject to “double trigger” accelerated vesting upon a change in control, eliminating the provisions for “single-trigger” vesting of equity awards upon a change of control where applicable.

In addition, Mr. Nash’s Amended Agreement removes the legacy gross-up provision for excise taxes under Section 4999 of the Internal Revenue Code as well as the practice of providing a gross-up for taxes on certain supplemental disability premiums, which was also removed from Ms. Marbert’s arrangement.

The Amended Agreements were updated to reflect the current base salaries of Mr. Nash, Ms. Marbert and Mr. Harvey, which are $875,000, $480,000, and $420,000, respectively. The Amended Agreements were also updated to reflect the current target annual cash incentive award and target annual equity grant for each Executive, which in each case are subject to performance criteria determined by the Committee.

Under the Amended Agreements, each of the Executives will be eligible to receive severance compensation and benefits if his or her employment is terminated involuntarily by ILG, other than due to cause or disability (as those terms are defined in the Amended Agreements) or death, or is terminated by the Executive for good reason (as defined in the Amended Agreements) (as applicable, a “qualifying termination”).  In general, the severance benefits include a cash payment equal to a multiple of base salary and target annual incentive, payable in equal biweekly installments over the severance period, continuation of benefits for the severance period, and, for Nash, Marbert, Harvey and Rivera, immediate acceleration of vesting of the portion of certain equity awards that would otherwise be scheduled to vest during the severance period. The multiples of base salary and target annual incentive are as follows: for Mr. Nash - 2x, for Ms. Marbert - 2x, for Mr. Harvey - 1x, for Mr. Rivera - 2x and for Mr. Williams - 1x. If any such Executive’s qualifying termination occurs within two years following a change in control (as defined in the Amended Agreements), then the severance benefits would include a higher multiple of base salary and target annual incentive, payable in a single cash lump sum shortly following termination of employment, and immediate acceleration of vesting of all equity awards. The multiples of base salary and target annual incentive following a change in control are as follows: for Mr. Nash - 3x, for Ms. Marbert - 2.5x, for Mr. Harvey - 2x, for Mr. Rivera - 2.5x and for Mr. Williams - 1.5x.  All such Executives will be required to sign a waiver and release of claims in favor of ILG and reaffirm compliance with restrictive covenants in order to receive any severance benefits.

To the extent that any payments or benefits otherwise payable to an Executive under the Amended Agreements would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits shall be reduced to the greatest amount that could be paid without giving rise to such excise tax, but only if such reduction would result in the Executive receiving a greater net after-

tax amount than if no such reduction applied.  In no event will any Executive receive any excise tax gross-up payments under any of the Amended Agreements.

The foregoing description of the Amended Agreements is qualified in its entirety by reference to the full text of the Amended Agreements, which will be filed as exhibits to ILG’s Quarterly Report on Form 10-Q with respect to the first quarter of 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILG, Inc.

By:	/s/ Victoria J. Kincke
Name:	Victoria J. Kincke
Title:	Senior Vice President and
General Counsel

Date:  March 27, 2017